Exhibit 99.1

NEWS	EMRISE
CORPORATION

2530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 •
www.emrise.com

FOR IMMEDIATE RELEASE

CONTACT:	Allen & Caron, Inc
Brandi Festa	Rene Caron (investors)
Director of Finance and Administration	Len Hall (media)
(408) 573-2705	949-474-4300
bfesta@emrise.com	rene@allencaron.com
len@allencaron.com

EMRISE CORPORATION ANNOUNCES 2010 THIRD QUARTER

AND NINE-MONTH FINANCIAL RESULTS

Net Sales Up 20% from 2010 Second Quarter; Liquidity Improves by Significant Reduction in Total Debt, Working Capital, and Cash; Backlog Increases; Outlook for Q4 and 2011 Trending Up

DURHAM, NC – November 15, 2010 – EMRISE CORPORATION (NYSE Arca: ERI), a multi-national manufacturer of defense, aerospace and industrial electronic devices and communications equipment, today announced its financial results for its third quarter and nine months ended September 30, 2010.

EMRISE Chairman and Chief Executive Officer Carmine T. Oliva said that in addition to the promising trends in sales, backlog and overall expense reductions, the third quarter of this year was a positive transitional period for the Company that helped establish the financial and operational platforms upon which EMRISE plans to build for the future.  Net sales in this year’s third quarter increased sequentially by 20 percent from the 2010 second quarter and there was a substantial improvement in the Company’s financial performance.  Of particular importance in the quarter was the significant decline in the Company’s non-GAAP adjusted loss from continuing operations to $192,000 compared to $1.1 million in the second quarter of 2010 and $1.5 million in the third quarter of 2009.

“During the 2010 third quarter we achieved a number of significant strategic milestones.  We changed the shape of the Company and delivered on our commitment to our stockholders to eliminate nearly all of the Company’s outstanding debt with our principal lender through the sale of assets.  We also improved the strength of our balance sheet, realigned our finance and administration organization and launched the initial phase of our strategy to grow the Company and enhance stockholder value through potential acquisitions and mergers,” Oliva added.

The more significant strategic milestones reached during the 2010 third quarter included:

•                  Obtaining stockholder approval for the sale of the Advanced Control Components, Inc. (ACC) subsidiary and completing the sale in an all cash transaction valued at up to $20 million;

•                  Paying off $14.0 million of the $17.8  million of debt owed to the Company’s then principal lender and the former shareholders of ACC, which significantly strengthened the Company’s balance sheet and greatly improved liquidity;

•                  Launching a program of activities focused on potential strategic acquisition, merger, or alliance opportunities;

•                  Reducing annualized expenses by $1.8 million, consisting of reduced interest expense of $1.3 million and reduced G&A expense of $500,000;

•                  Purchasing for $100,000 and retiring all warrants held by the principal lender, which eliminated the possible dilutive impact of the warrants and the quarterly uncertainty that would have resulted from non-cash, mark-to-market adjustments to the warrants, which would have negatively or positively impacted the Company’s financial statements with increases or decreases in the stock price;

•                  Increasing working capital to a positive $10.8 million from negative $3.5 million at the end of 2009; and

•                  Achieving pro forma compliance with the total net tangible asset and net worth requirements for continued listing of EMRISE common stock on NYSE Arca.

“I am also very pleased that as a result of the substantial improvements in our liquidity, the strength of our balance sheet and improvements in our backlog in this year’s third quarter, EMRISE is no longer considered a going concern risk, which we believe is very important in our efforts to improve the Company’s credit rating and improving how we are perceived,” Oliva said.  “In addition to this very important accomplishment and the other critical strategic milestones achieved in the 2010 third quarter, EMRISE also made significant operational and sales progress in the quarter, which is traditionally a slower quarter due to the July and August vacation periods in Europe.”

Operational and sales highlights of the third quarter of 2010 included:

•            A more than 20 percent increase in net sales from continuing operations when compared to net sales from continuing operations in this year’s second quarter;

•            Excluding the one-time charges stemming from the sale of ACC, non-GAAP adjusted loss from continuing operations declined more than 82 percent compared to the 2010 second quarter and 87% compared to the 2009 third quarter;

•            An increase in backlog from continuing operations in the quarter of more than 10 percent, compared to the backlog at the end of the 2010 second quarter and the 2009 fourth quarter;

•            Continuing strong net sales at the Company’s U.S. communications equipment subsidiary as a result of ongoing contracts with the Federal Aviation Administration (“FAA”) and the U.S. military;

•            Securing two new financing arrangements for an aggregate of approximately $5.8 million to help fund growth — $4 million in the U.K. and $1.8 million in France — with a third financing arrangement to help fund growth of the Company’s U.S. subsidiary expected soon;

•            An increase in cash to more than $5.8 million at September 30, 2010 with no borrowings under the Company’s new financing arrangements, up from a balance of $4 million at December 31, 2009, which included approximately $3.3 million of borrowings under the Company’s revolving line of credit; and

•            Insiders purchasing shares of EMRISE stock during the quarter and the Board of Directors agreeing to accept common stock in satisfaction of a portion of their compensation in 2010 and going forward.

Consistent with prior periods, the financial results for the Company’s Digitran division and XCEL Japan, Ltd. (or Digitran Operations), both of which were sold in March 2009, the financial results for RO Associates, Inc. (or RO Operations), which was sold in March 2010, and the financial results for the ACC Operations, which was sold in August 2010, are presented as discontinued operations for all periods reported.

Overall net sales from continuing operations in the third quarter of 2010 were $7.8 million, up more than 20 percent from $6.5 million in the 2010 second quarter.  The 2010 third quarter increase in overall net sales, when compared to overall net sales in the second quarter of 2010, was driven by third quarter increases in net sales of approximately 8 percent in electronic devices and 39 percent in communications equipment.  Net sales from continuing operations in the 2009 third quarter were $9.3 million.

When compared to the 2009 third quarter, the decline in net sales in this year’s third quarter is primarily due to the externally-caused, temporary delay, which started in late 2009, in the Eurofighter Typhoon program.  The program is now scheduled to recommence in late 2011.  Additionally, there have been slow startups by the military in other programs and there was a fire at the Company’s French subsidiary facility at the end of September that impacted 2010 third quarter sales by an estimated $0.3 million.

Overall sales volumes at the Company are expected to improve during the fourth quarter of 2010 from the third quarter of 2010 due to an anticipated increase in In Flight Entertainment (IFE) orders and shipments against a strong backlog for electronic devices and communications equipment.

The year-over-year declines in sales volumes at each of the electronic devices subsidiaries were further affected by the negative impact of exchange rates between the U.S. dollar and the British pound sterling.  The Company’s electronic devices segment contributed approximately 55 percent of overall net sales in the 2010 third quarter, while the communications segment contributed approximately 45 percent of overall net sales.

This year’s third quarter net sales in the communications equipment segment increased slightly from the 2009 third quarter as net sales for timing equipment at the Company’s U.S. subsidiary improved and it continued to ship test equipment to the FAA and U.S. military.  The Company’s French subsidiary also experienced increases in orders and resulting shipments for networking equipment, which was partially offset by the effect of exchange rate fluctuations between the U.S. dollar and the euro and the fire at the French subsidiary’s facility.

Both of the Company’s communications equipment subsidiaries have a strong backlog going into the fourth quarter of 2010.  While the Company expects sales from the French subsidiary to be lower in the fourth quarter as a result of the damage sustained from the fire in late September, EMRISE expects sales at the U.S. subsidiary to be higher and insurance proceeds to cover business interruption in France.

Overall backlog from continuing operations increased to $18.6 million as of September 30, 2010, compared to $16.9 million as of December 31, 2009 and $17.0 million as of June 30, 2010. As of September 30, 2010, approximately 86 percent of the backlog was related to the Company’s electronic devices business, which business tends to have long lead-times for manufacturing processes due to the custom nature of the products, and approximately 14 percent related to the communications equipment business, which business tends to deliver standard or modified standard products from stock as orders are received. Management believes that the backlog remains strong and the majority of the current backlog will be shipped within the next 12 months.

Overall gross profit, as a percentage of sales from continuing operations, was 29.8 percent in this year’s third quarter, compared to 30.0 percent in the 2010 second quarter and 34.0 percent in the third quarter of 2009.   The 2010 third quarter decrease in gross profit, as a percentage of sales from continuing operations from prior year results, was primarily due to the decline in gross margins within both the Company’s electronic devices segment and its French communications equipment subsidiary associated with lower sales volumes, which was partially offset by improvements in gross profit, as a percentage of sales, within the U.S. communications equipment subsidiary.

Gross profit, as a percentage of sales, for the Company’s electronic devices segment in this year’s third quarter was 23.8 percent, compared to 24.7 percent in the 2010 second quarter and 32.0 percent in last year’s third quarter due primarily to decreases in sales volume and also due to changes in product mix and the negative impact of exchange rate fluctuations between the U.S. dollar and the British pound sterling.  The Company expects that gross profit, as a percentage of sales, in the fourth quarter of 2010 will be slightly above those levels achieved in the third quarter of 2010 as a result of expected changes in product mix to higher margin products and the improvement of sales volume.

Gross profit, as a percentage of sales, for the Company’s communications equipment segment was 37.1 percent in this year’s third quarter, compared to 38.3 percent in the 2010 second quarter and 37.7 percent in the third quarter of 2009 primarily due to increased sales of test instruments at the Company’s U.S. subsidiary, which carry a lower margin.  The Company expects that gross profit, as a percentage of sales, for the communications equipment segment for the fourth quarter of 2010 will remain relatively consistent with that experienced in the third quarter of 2010.

Loss from continuing operations in the third quarter of 2010 was $1.4 million compared to $1.3 million in the 2010 second quarter and $1.5 million in the 2009 third quarter.  Non-GAAP adjusted loss from continuing operations, as described below, was $0.2 million in the third quarter of 2010 compared to $1.1 million in the 2010 second quarter and $1.5 million in the 2009 third quarter.  The significant improvement in adjusted loss from continuing operations over the 2010 second quarter was the result of increased sales and an 8 percent reduction in selling, general and administrative expenses associated with headcount and other cost reductions subsequent to the sale of the ACC operations and overall reductions at each of our subsidiaries.  Additionally, the Company had a 59 percent reduction in interest expense associated with the repayment of debt during the 2010 third quarter, which only included one month of reduced interest expense.  The Company expects that in future quarters, adjusted loss from continuing operations will improve due to a decrease in interest expense as a result of significantly lower debt balances and lower interest rates from new financing arrangements.

Net loss for the third quarter of 2010 was $1.1 million, or $0.11 loss per basic and diluted share, which included the more than $1.2 million of non-recurring charges stemming from transaction activities during the quarter, compared to a net loss of $1.8 million, or $0.18 loss per basic and diluted share, in the third quarter of 2009.  Net loss in the 2010 second quarter was $0.8 million, or $0.08 per basic and diluted share.

Third quarter results for 2010 included net income from discontinued operations of $0.3 million, net of tax, and the third quarter of 2009 had a net loss from discontinued operations of $0.3 million, which includes operating results during the respective quarters from discontinued operations.

As of September 30, 2010, EMRISE’s cash and cash equivalents were $5.8 million, compared to $4.0 million at December 31, 2009, primarily due to cash retained from the proceeds of the sale of ACC.  The Company owed approximately $4.2 million in total debt at September 30, 2010, down from $20.3 million at December 31, 2009, primarily as a result of the repayment of a significant portion of the total debt with the proceeds from the sale of ACC.  Total debt includes the Company’s term loans, notes payable to stockholders, capital lease obligations and notes payable to the former ACC shareholders.  Working capital was $10.8 million compared to negative working capital of $3.5 million at December 31, 2009 due to the repayment of debt noted above, which was all current.

Adjusted EBITDA in this year’s third quarter was negative $0.9 million, compared to negative Adjusted EBITDA of $0.4 million in last year’s third quarter. The primary cause of the reduction in Adjusted EBITDA year-over-year is due to lower sales volume and gross profit and the $1.2 million of non-recurring operating expenses incurred that were related to the transaction activities during the quarter.

Nine-Month Results:

Net sales from continuing operations for the first nine months of this year were $21.4 million compared to $26 million in the first nine months of 2009.  The year-over-year decrease in net sales in the third quarter and first nine months of this year reflected declines in the net sales of the Company’s electronic devices subsidiaries, primarily due to the gap in the Eurofighter Typhoon program discussed above and continuing global economic weakness.  Overall gross profit, as a percentage of sales from continuing operations for the first nine months of 2010, was 29.1 percent compared to 33.8 percent for the first nine months of 2009.

For the nine months ended September 30, 2010, net loss was $2.9 million, or $0.28 loss per share, compared to a net income of $2.5 million, or $0.25 per share, in the same period of 2009.  The first nine months of 2009 included income from discontinued operations of $7.5 million net of tax.  Non-GAAP adjusted loss from continuing operations was $2.9 million in the nine months of 2010 compared to $5.0 million for the same period of 2009, reflecting a 23 percent reduction in selling, general and administrative expenses associated with headcount and facility restructuring in 2009 and a 39 percent reduction in interest expense related to lower outstanding debt balances.

Adjusted EBITDA for the nine months ended September 30, 2010, was negative $2.7 million, compared to a negative Adjusted EBITDA of $1.1 million in the same period last year. The primary cause of the reduction in Adjusted EBITDA year-over-year is due to lower sales volumes and gross profits and the non-recurring operating expenses incurred related to the transaction activities during 2010 of $1.4 million.

Non-GAAP Financial Measures - Reconciliation of Non GAAP Measures

This news release includes non-GAAP financial measures, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company’s ability to service debt.  These non-GAAP measures include Adjusted EBITDA and Adjusted Loss from Continuing Operations.  EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations.  EMRISE defines Adjusted Loss from Continuing Operations as net income (loss) excluding discontinued operations, non-recurring employee transaction costs and other non-recurring expenses associated with transaction activities.  Reconciliations between net income (loss) and Adjusted EBITDA and loss from continuing operations and Adjusted Loss from Continuing Operations are provided in the financial tables at the end of this news release.

Conference Call and Webcast

A conference call with EMRISE management is scheduled for 11:30 a.m. EST (8:30 a.m. PST) on Monday, November 15, 2010 to discuss the Company’s unaudited financial results for its third quarter ended September 30, 2010. To join the call, dial toll-free (877) 941-1428 five minutes prior to scheduled start time. For callers outside the United States, dial +1 (480) 629-9665.  A live webcast of the call may also be accessed at www.emrise.com; on the EMRISE client page at www.allencaron.com; or at http://viavid.net/dce.aspx?sid=00007DC3. An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access and timing and synchronization of communications networks. The use of its network products in network timing and synchronization in edge networks is a primary growth driver for the Company’s Communications Equipment business segment. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board in-flight entertainment and communications systems is a primary growth driver for the Company’s Electronic Devices business segment.  EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through its operations in the United States, England and France.  For more information, go to www.emrise.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including achieving growth of the Company’s business through strategic merger, acquisition or alliance transactions and otherwise expanding the Company; enhancing stockholder value and achieving anticipated revenue; achieving future profitability and positive cash flow; and expectations for our industry, our markets, our Company’s business strategy and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act.  Factors that could cause or contribute to such differences include, but are not limited to, failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions do not result in the anticipated level of cost savings or cost reductions need to be reversed to meet operating needs; whether the global economic recession will have a further or deeper negative impact on our customers, vendors or suppliers that has a negative impact on our ability to ship backlog, increase sales or meet our sales forecasts; inability to develop new products or grow sales; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; inability to support the required development of new or existing products; unexpected delays, or additional delays as may be experienced by EMRISE customers, vendors or other circumstances which prevent timely shipment of current or future orders as expected; and those factors contained in the “Risk Factors” Section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010, its Current Reports on Form 8-K filed in recent months, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net Sales	$7,790	$9,260	$21,356	$25,970
Cost of Sales	5,472	6,109	15,146	17,180
Gross profit	2,318	3,151	6,210	8,790

Operating expenses:
Selling, general and administrative	2,491	3,257	7,591	9,179
Engineering and product development	458	435	1,382	1,274
Employee transaction costs	872	—	872	—
Total operating expenses	3,821	3,692	9,845	10,453
Loss from operations	(1,503)	(541)	(3,635)	(1,663)

Other income (expense):
Interest income	36	18	83	87
Interest expense	(303)	(742)	(1,873)	(3,066)
Other, net	(285)	(25)	6	133
Gain on extinguishment of debt	450	—	450	—
Total other expense, net	(102)	(749)	(1,334)	(2,846)

Loss before income taxes	(1,605)	(1,290)	(4,969)	(4,509)
Income tax provision (benefit)	(208)	215	(647)	490
Loss from continuing operations	(1,397)	(1,505)	(4,322)	(4,999)
Discontinued operations:
Income (loss) from discontinued operations
Including gain (loss) on sale	338	(312)	2,225	8,366
Tax provision on discontinued operations	48	—	757	852
Net income (loss) from discontinued operations	290	(312)	1,468	7,514

Net (loss) income	$(1,107)	$(1,817)	$(2,854)	$2,515

Weighted average shares outstanding
Basic	10,319	10,213	10,256	10,213
Diluted	10,319	10,213	10,256	10,213

Earnings (loss) per share:
Basic
Continuing operations	$(0.14)	$(0.15)	$(0.42)	$(0.49)
Discontinued operations	$0.03	$(0.03)	$0.14	$0.74
Net earnings (loss)	$(0.11)	$(0.18)	$(0.28)	$0.25
Diluted
Continuing operations	$(0.14)	$(0.15)	$(0.42)	$(0.49)
Discontinued operations	$0.03	$(0.03)	$0.14	$0.74
Net earnings (loss)	$(0.11)	$(0.18)	$(0.28)	$0.25

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30,	December 31,
	2010	2009
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,798	$3,994
Accounts receivable, net of allowances for doubtful accounts of $151 at September 30, 2010 and $160 at December 31, 2009	5,035	6,059
Inventories	7,116	8,031
Current deferred tax assets	—	158
Prepaid and other current assets	1,912	841
Current assets of discontinued operations	—	6,368
Total current assets	19,861	25,451

Property, plant and equipment, net	859	987
Goodwill	4,935	2,878
Intangible assets other than goodwill, net	1,006	1,107
Deferred tax assets	509	308
Other assets	84	121
Noncurrent assets of discontinued operations	—	19,425
Total assets	$27,254	$50,277
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,466	$2,734
Accrued expenses	5,086	5,232
Line of credit	—	5,156
Current portion of long-term debt, net of discount of $0 and $290	169	8,109
Notes payable to stockholders, current portion	56	348
Income taxes payable	—	604
Other current liabilities	329	370
Current liabilities of discontinued operations	—	6,994
Total current liabilities	9,106	29,547

Long-term line of credit	—	—
Long-term debt	3,953	2,938
Notes payable to stockholders, less current portion	—	—
Deferred income taxes	315	144
Other liabilities	1,155	688
Noncurrent liabilities of discontinued operations	—	1,572
Total liabilities	14,529	34,889
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares no shares issued and oustanding	—	—
Common stock,$0.0033 par value. Authorized 150,000,000 shares; 10,630,739 and 10,213,214 issued and outstanding at September 30, 2010 and December 31, 2009, respectively	128	126
Additional paid-in capital	44,035	43,480
Accumulated deficit	(29,440)	(26,586)
Accumulated other comprehensive loss	(1,998)	(1,632)
Total stockholders’ equity	12,725	15,388
Total liabilities and stockholders’ equity	$27,254	$50,277

Reconciliation of Adjusted Loss from Continuing Operations to

Net (Loss) Income

(Unaudited, in thousands)

The below table of Adjusted Loss from Continuing Operations reflects all periods presented in the narrative section of this release.

	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	September 30,
	2010	2010	2009	2010	2009

Net (loss) income, as reported	$(1,107)	$(795)	$(1,817)	$(2,854)	$2,515
Income (loss) from discontinued operations	290	496	(312)	1,468	7,514
Loss from continuing operations, as reported	$(1,397)	$(1,291)	$(1,505)	$(4,322)	$(4,999)

Adjustments:
Employee transaction costs	872	—	—	872	—
Other non-recurring transaction costs	333	217	—	550	—

Adjusted loss from continuing operations	$(192)	$(1,074)	$(1,505)	$(2,900)	$(4,999)

Reconciliation of Adjusted EBITDA to Net (Loss) Income

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net (loss) income as reported	$(1,107)	$(1,817)	$(2,854)	$2,515

Additions:
Depreciation and amortization	114	148	341	414
Stock based compensation	34	37	107	114
Interest expense (income), net	267	724	1,790	2,979
Other, net	285	25	(6)	(133)
Income tax (benefit) provision	(208)	215	(647)	490

Subtractions:
Net Income (loss) on discontinued operations	290	(312)	1,468	7,514

Adjusted EBITDA	$(905)	$(356)	$(2,737)	$(1,135)

Use of Non-GAAP Financial Measures

In evaluating its business, EMRISE considers and uses Adjusted EBITDA and Adjusted Loss from Continuing Operations as supplemental measures of its operating performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net gain or loss on discontinued operations.  Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. We define Adjusted Loss from Continuing Operations as net (loss) income excluding income (loss) from discontinued operations, non-recurring employee transaction costs and other non-recurring transaction costs.  Management believes that Adjusted Loss from Continuing Operations provides a meaningful trend of operating performance.  Management provides an Adjusted EBITDA measure and Adjusted Loss from Continuing Operations so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The terms Adjusted EBITDA and Adjusted Loss from Continuing Operations are not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and are not measures of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. Adjusted EBITDA and Adjusted Loss from Continuing Operations have limitations as analytical tools, and when assessing the Company’s operating performance, investors should not consider Adjusted EBITDA and Adjusted Loss from Continuing Operations in isolation, or as a substitute for net income (loss) or loss from continuing operations other consolidated income statement data prepared in accordance with U.S. GAAP.  Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA and Adjusted Loss from Continuing Operations only supplementally.